Exhibit 99.1 Press Release

[LETTERHEAD OF TRIMERIS, INC.]

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2010

DURHAM, N.C. - May 6, 2010 - Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the quarter ended March 31, 2010, reporting net income of $988,000, or $0.04 per share compared with $2.1 million, or $0.10 per share for the quarter ended March 31, 2009. Comparisons of net income between the periods are affected by a one-time adjustment in the first quarter of 2009 that increased collaboration income for that period by $1.1 million, as described below. Excluding the one-time adjustment, the Company would have reported adjusted net income of $1.0 million or $0.05 per share in the first quarter of 2009. A reconciliation and explanation of the differences between net income and adjusted net income is detailed in the table below.

Royalty revenue for the quarter ended March 31, 2010 was $1.9 million compared with $2.0 million for the quarter ended March 31, 2009. This decrease was driven by a decrease in net FUZEON sales outside the U.S. and Canada. Net sales of FUZEON outside the U.S. and Canada for the first quarter of 2010 were $17.3 million, down 3 percent from $17.8 million in the first quarter of 2009.

Collaboration income for the quarter ended March 31, 2010 was $1.2 million compared with income of $2.4 million for the quarter ended March 31, 2009. Comparisons of collaboration income between the periods are affected by a one-time adjustment in the first quarter of 2009 that increased collaboration income for that period by $1.1 million. Excluding the one-time adjustment from collaboration income in the first quarter of 2009; the decrease in collaboration income between periods was primarily driven by a decrease in net sales of FUZEON in the U.S and Canada offset, in part, by reduced selling and marketing expenses. Net sales of FUZEON in the U.S. and Canada for the first quarter of 2010 were $7.2 million, down 28 percent from $10.0 million in the first quarter of 2009.

Operating expense for the quarters ended March 31, 2010 and March 31, 2009 was $1.4 million for each quarter.

Cash, cash equivalents and investment securities available-for-sale totaled $47.7 million at March 31, 2010, compared to $48.4 million at December 31, 2009.

Earnings Conference Call

The Company will not be conducting a conference call in connection with this earnings release.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Statement Regarding Adjusted (Non-GAAP) Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company has reported adjusted net income and adjusted net income per share for the first quarter of 2009 to allow investors to make meaningful comparisons of the Company's operating performance between periods. Adjusted net income and adjusted net income per share are not a substitute for or superior to net income calculated in accordance with GAAP.

Specifically, we adjusted our net income for the three months ended March 31, 2009 to eliminate the cost of goods sold credit included in collaboration income. We made no adjustments to net income for the three months ended March 31, 2010. See the table and accompanying footnotes below for a detailed reconciliation of GAAP and adjusted earnings.

Three Months Ended
March 31, 2009 [in thousands except per share amounts] (unaudited)
Net income (GAAP)	$ 2,133
One-time Cost of Goods Sold Credit, which increased Collaboration Income [1]	(1,081)

Net income (Non-GAAP)	$ 1,052
Diluted net income per share (GAAP)	$ 0.10
Diluted net income per share (Non-GAAP)	$ 0.05

[1] During 2008, the Company recorded a reserve for 2008 excess capacity charges in the amount of $4.1 million to be shared equally between Roche and the Company. In the first quarter of 2009, Roche informed the Company that actual excess capacity charges for 2008 were $1.9 million. The difference of $2.2 million was recorded by the collaboration as a credit to cost of goods sold for the first quarter of 2009. The Company's share of this credit was $1.1 million. This amount was recorded by the Company in the first quarter of 2009, which had the effect of increasing collaboration income in that period. The Company is disputing with Roche the remainder of the excess capacity charges for 2008 and 2009. The resolution of this dispute may result in an increase or decrease to cost of goods sold for the collaboration in future periods.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2010.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]
	Three Months Ended March 31, (unaudited)
	2010	2009
Milestone revenue	$66	$66
Royalty revenue	1,905	1,969
Collaboration income [1]	1,161	2,442
Total revenue and collaboration income	3,132	4,477

Operating expenses:

General and administrative expense	1,432	1,434
Total operating expenses	1,432	1,434

Operating income	1,700	3,043

Other (expense) income
Interest income	14	164
Gain on investments	-	34
Interest/accretion expense	(65)	(64)
Total other (expense) income	(51)	134

Income before income taxes	1,649	3,177
Income tax provision	661	1,044

Net income	$988	$2,133

Basic net income per share	$0.04	$0.10

Diluted net income per share	$0.04	$0.10

Weighted average shares outstanding - basic	22,320	22,249

Weighted average shares outstanding - diluted	22,323	22,249

Notes:

[1] Collaboration income represents the Company's share of the net operating results from the sale of FUZEON in the United States and Canada under the Company's Development and License Agreement with F.Hoffmann-La Roche, Ltd. ("Roche"), the Company's collaboration partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses, other costs related to the sale of FUZEON and development expenses or post marketing commitments.

The Company entered into negotiations with Roche, in accordance with the Development and License Agreement, related to excess capacity charges and cost of goods sold variances for 2008 and overall cost of goods sold for 2009 and 2010. These negotiations are ongoing today. Accordingly, the Company cannot accurately determine if cost of goods sold as a percentage of net sales will increase, decrease or remain the same in the future and the Company cannot be certain when a final resolution will be reached. Depending upon the resolution of the Company's negotiations with Roche, cost of goods sold may increase or decrease in future periods.

During 2008, the Company recorded a reserve for 2008 excess capacity charges in the amount of $4.1 million to be shared equally between Roche and the Company. In the first quarter of 2009, Roche informed the Company that actual excess capacity charges for 2008 were $1.9 million. The difference of $2.2 million was recorded by the collaboration as a credit to cost of goods sold for the first quarter of 2009. The Company's share of this credit was $1.1 million. This amount was recorded by the Company in the first quarter of 2009, which had the effect of increasing collaboration income in that period. The Company is disputing with Roche the remainder of the excess capacity charges for 2008 and 2009. The resolution of this dispute may result in an increase or decrease to cost of goods sold for the collaboration in future periods.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

	March 31, 2010	December 31, 2009
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 47,652	$ 48,440
Other current assets	2,827	2,782
Total current assets	50,479	51,222
Total other assets	8,975	9,036
Total assets	$ 59,454	$ 60,258
Liabilities and Stockholders' Equity
Total current liabilities	$4,007	$6,017
Long term portion of deferred revenue	973	1,039
Accrued marketing costs	18,593	18,528
Accrued compensation - long-term	97	142
Total liabilities	23,670	25,726

Total stockholders' equity	35,784	34,532
Total liabilities and stockholders' equity	$ 59,454	$ 60,258

FUZEON® Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

	Three Months Ended March 31, (unaudited)
	2010	2009

United States and Canada	$ 7.2	$ 10.0
Rest of World	17.3	17.8
Worldwide Total	$ 24.4	$ 27.8

(numbers may not add due to rounding)

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